Exhibit 99.2

	Three months ended		Nine months ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Reconciliation of Non-GAAP measure:
(in thousands)

Net income	$25,412	$22,279	$58,247	$45,839
Income tax provision	13,356	13,565	33,480	28,128
Interest expense, net	23,608	7,560	57,658	19,255
Depreciation and amortization	15,477	5,920	40,861	14,756

Earnings before interest, taxes, depreciation and amortization (EBITDA)	77,853	49,324	190,246	107,978

Other adjustments:
Purchase accounting adjustment for manufacturer’s profit in inventory	4,159	—	20,549	—
Reorganization and acquisition-related integration costs	7,214	—	16,055	—
Loss on early extinguishment of debt	—	—	6,046	—
Non-cash compensation costs	29,778	—	30,527	—

As Adjusted EBITDA	$119,004	$49,324	$263,423	$107,978